Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications
Compass Minerals Reports First-Quarter Earnings
     OVERLAND PARK, Kan. (April 30, 2007) – Compass Minerals (NYSE: CMP) reports the following highlights of its first quarter ended March 31, 2007:
•	Sales increased 21 percent to $264.2 million through volume and price improvements across all product lines, partially offset by particularly mild winter weather in the U.K.

•	Operating earnings were $49.0 million compared with $50.8 million in the first quarter of 2006, with the year-over-year decline primarily reflecting a $4.1 million business interruption insurance receipt in the first quarter of 2006, weather-related reductions in rock salt production in the 2007 quarter and the nonrecurring effects of a strike last year at the company’s Goderich, Ontario mine.

•	First-quarter net earnings were $26.1 million, or $0.80 per diluted share, compared to $28.6 million, or $0.88 per diluted share, in the 2006 quarter.

•	The company made a $10 million principal payment on its term loan.
Financial Results
(in millions, except for earnings per share)

	Three months ended March 31,
	2007	2006
Sales	$264.2	$217.9
Operating earnings	49.0	50.8
Net earnings	26.1	28.6
Diluted per-share earnings	0.80	0.88
EBITDA	58.9	61.3
Adjusted EBITDA	58.9	60.9
     “Sales for the quarter clearly improved over the prior year, as unseasonably mild weather in January was followed by more normal weather during February and March in North America,” said Angelo Brisimitzakis, Compass Minerals president and CEO. “Proactive inventory management offset the positive effects of our first-quarter sales growth and one time events in both periods made for a challenging comparison to first-quarter 2006 results. However, underlying volumes and prices improved in each of our product lines, and we are particularly encouraged by strength in our non-winter mineral products. We continue to build a strong, balanced foundation for profitable growth.”

Salt Segment
Salt Segment Performance
(in millions except for sales volumes and prices per ton)

	Three months ended
	March 31,
	2007	2006
Sales	$229.9	$190.2
Sales excluding shipping and handling (product sales)	$146.7	$118.1
Operating earnings	$48.1	$49.3
Sales volumes (in thousands of tons):
Highway deicing	4,112	3,584
Consumer and industrial	580	541
Average sales price (per ton):
Highway deicing	$39.45	$37.01
Consumer and industrial	$116.68	$106.34
     Sales in our salt segment improved 21 percent over the prior-year quarter and product sales, which exclude shipping and handling costs, improved 24 percent. The year-over-year sales growth reflects volume gains, particularly in highway and consumer deicing products. These gains were tempered by lower 2006-2007 season deicing bid volumes of 300,000 to 400,000 tons following reduced production at the company’s mine in Ontario due to a strike in the second quarter of 2006. Prices for highway deicing products increased an average of seven percent over the 2006 quarter. Average selling prices for consumer and industrial products improved an average of 10 percent, primarily from previously announced price increases on non-winter mineral products.
     Operating earnings declined two percent from the prior-year quarter. In the first quarter of 2007, unit costs rose as the company reduced its rock salt mining and consumer deicing production to adjust its deicing salt inventories following the unusually mild prior quarter. In the year-ago quarter, rock salt production volumes were higher than normal in order to replenish depleted inventory and to build safety supply in anticipation of collective bargaining negotiations at the company’s Ontario mine. These year-over-year production differences contributed approximately $6 million to the decline in salt operating earnings. Higher beginning inventory unit costs, a concentration of sales in regions where gross margins are below the company’s averages and a $4.1 million insurance recovery in the 2006 quarter also contributed to the year-over-year decrease in operating margins for the salt segment.
Estimated Effect of Weather on Salt Segment Performance
(in millions)

	Three months ended March 31,
	2007	2006
Favorable (unfavorable) to normal weather:
Sales	($18) to ($22)	($45) to ($50)
Operating earnings	($8) to ($12)	($11) to ($14)

     Although salt-segment sales improved year over year, winter weather was significantly milder than normal in the company’s U.K. market and mild in several key North American deicing regions. The company estimates that first-quarter 2007 salt sales were $18 million to $22 million lower than would be expected in normal weather conditions and salt operating earnings were $8 million to $12 million lower than in a normal-weather quarter.
Specialty Fertilizer Segment
Selected Specialty Fertilizer Sales Data
(in millions except for sales volumes and prices per ton)

	Three months ended
	March 31,
	2007	2006
Sales	$32.1	$27.7
Sales excluding shipping and handling (product sales)	$27.4	$23.5
Operating earnings	$7.7	$7.9
Sales volumes (in thousands of tons):	107	97
Average sales price (per ton):	$300.58	$285.39
     Specialty fertilizer sales increased 16 percent year-over-year and specialty fertilizer product sales increased 17 percent through a 10 percent improvement in sales volumes and a five percent improvement in prices. Specialty fertilizer operating earnings were similar to the 2006 quarter as price and volume gains were essentially offset by a significant increase in the cost of potassium chloride, a raw material used in the production of some of Compass Minerals’ sulfate of potash fertilizer. The company began implementing a previously announced $10 per ton price increase on sulfate of potash on March 1, 2007.
Records Management
     DeepStore revenues increased from $0.6 million in the first quarter of 2006 to $2.2 million in the 2007 quarter. Compass Minerals acquired a London-based records management firm in January 2007 for $7.6 million which contributed $1.1 million of the year-over-year revenue growth. The remaining $0.5 million sales improvement was generated organically through strategic sales and marketing initiatives. The results of DeepStore’s operations and its assets are in “Corporate and Other” segment reporting.
“DeepStore, our emerging records management business, more than doubled its revenues through the acquisition of a complementary London-based firm this quarter. This accretive acquisition provides an excellent example of our strategy of pursuing profitable and sustainable non-seasonal growth,” said Dr. Brisimitzakis.

Other Financial Highlights
     Selling, general and administrative expenses of $15.6 million for the first quarter of 2007 increased $1.4 million compared to the same period in 2006. Expenses in the 2007 quarter include a $1.6 million charge for the year due to a change in the company’s earned-vacation policy; and the selling, general and administrative expenses of the newly consolidated records management business added $0.6 million in the quarter. These cost increases were partially offset by a first-quarter reduction in our variable compensation in response to milder-than-expected weather.
     Inventories declined by $53.2 million from December 31, 2006 levels as a result of seasonal sales of deicing products and proactive deicing salt inventory management.
     Total debt declined from $585.5 million at December 31, 2006 to $567.2 million at March 31, 2007. During the quarter, the company repaid the $16.3 million that was outstanding on its revolving credit facility and made a $10 million principal payment on its term loan. These reductions were partially offset by accretion on the company’s discount notes.
     Cash flows from operations were $80.4 million in the 2007 quarter compared to $112.6 million in the prior-year quarter primarily reflecting the difference between cash collected in the prior-year quarter from receivables generated by robust sales in the December 2005 quarter compared to cash collected in the March 2007 quarter from receivables generated during the unusually mild December 2006 quarter. This effect was partially offset by reductions in inventory.
Results for the Twelve Months Ended March 31
Financial Results
(in millions, except sales volumes)

	Twelve Months Ended
	March 31,
	2007	2006
Sales	$707.0	$706.2
Operating earnings	117.6	137.2
Net earnings	52.5	32.9
Net earnings, excluding special items	52.5	52.7
EBITDA	161.6	138.9
Adjusted EBITDA	157.9	177.0
Highway deicing sales volume, in thousands of tons	8,713	10,260
     Compass Minerals also evaluates its results on an April-through-March basis in order to compare its full-winter highway and consumer deicing sales to its purchase commitments and historical norms.

     Highway and consumer deicing sales volumes and revenues in the 2006-2007 winter season were substantially below what Compass Minerals would expect in a normal-weather year. For the 2005-2006 period, the company estimates that deicing volumes and revenues were essentially normal because severe weather in the fourth quarter of 2005 offset mild weather in the first quarter of 2006.
     Revenues for the twelve-month period ended March 31, 2007 were even with the prior period because pricing improvements across all product lines offset significant deicing volume declines.
Estimated Effect of Weather on Salt Segment Performance
(in millions)

	Twelve months ended March 31,
	2007	2006
Favorable (unfavorable) to normal weather:
Sales	($45) to ($50)	Not significant
Operating earnings	($20) to ($25)	Not significant
Conference Call
     Compass Minerals will discuss its results on a conference call tomorrow, Tuesday, May 1, at 11:00 a.m. ET.
     To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (877) 228-7138. Callers must provide the conference ID number 6247203. Outside of the U.S. and Canada, callers may dial (706) 643-0377. Replays of the call will be available on the company’s website for two weeks. The replay can also be accessed by phone for seven days at (800) 642-1687, conference 6247203. Outside of the U.S. and Canada, callers may dial (706) 645-9291.
About Compass Minerals
     Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of inorganic minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride. The company provides highway deicing salt to customers in North America and the United Kingdom, and produces and distributes consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, specialty fertilizers, and products used in agriculture and other consumer and industrial applications. Compass Minerals also provides records management services to businesses throughout the U.K.
Non-GAAP Measures
     Management uses a variety of measures to evaluate the company’s performance. In addition to using GAAP financial measures, such as gross profit, net earnings and cash flows generated by operating activities, management uses EBITDA, a non-GAAP financial measure, to evaluate the performance of our core business operations. To effectively manage our resource allocation, cost of capital and income tax positions, we evaluate the operating units on the basis of EBITDA.

EBITDA is not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of our overall profitability or liquidity. EBITDA excludes interest expense, income taxes and depreciation and amortization, each of which is an essential element of our cost structure and cannot be eliminated. Our borrowings are a significant component of our capital structure and interest expense is a continuing cost of debt. We are also required to pay income taxes. We have a significant investment in capital assets, and depreciation and amortization reflects the utilization of those assets in order to generate revenues. Consequently, any measure that excludes these elements has material limitations. EBITDA does, however, include other cash and non-cash items which management believes are not indicative of the ongoing operating performance of our core business operations. Management excludes these items to calculate adjusted EBITDA. While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the methods of calculation.
     Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company. Special items include costs to tender for our high-yield bonds net of tax as well as charges to income tax expense for repatriating funds and the partial release of a tax reserve. Management’s calculations of these measures are set forth in the tables below.
     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International’s annual report on form 10-k filed with the Securities and Exchange Commission on February 22, 2007. The Company will not update any forward-looking statements made in this press release to reflect future events or developments.

Reconciliation for EBITDA and Adjusted EBITDA from Continuing Operations
(in millions)

	Three months ended		Twelve months ended
	March 31,		March 31,
	2007	2006	2007	2006
Net earnings from continuing operations	$26.1	$28.6	$52.5	$32.9
Income tax expense	9.0	9.1	14.7	6.1
Interest expense	13.9	13.5	54.1	60.1
Depreciation, depletion and amortization(1)	9.9	10.1	40.3	39.8

EBITDA	$58.9	$61.3	$161.6	$138.9
Adjustments to income from operations:
Other (income) expense (2)	—	(0.4)	(3.7)	38.1

Adjusted EBITDA	$58.9	$60.9	$157.9	$177.0

(1)	Amount excludes expense related to discontinued operations in 2005

(2)	Tender costs of $33.2 million for our senior subordinated notes in the fourth quarter of 2005 and interest income and foreign exchange gains and losses in all periods
Reconciliation for Net Earnings from Continuing Operations, Excluding Special Items
(in millions)

	Three months ended		Twelve months ended
	March 31,		March 31,
	2007	2006	2007	2006
Net earnings from continuing operations	$26.1	$28.6	$52.5	$32.9
Plus (less) special items:
Tender costs for senior subordinated notes, net of tax(1)	—	—	—	20.5
Release of tax reserve, net of other tax adjustments(2)	—	—	—	(4.8)
Charge to income tax expense for repatriation of funds(3)	—	—	—	4.1

Net earnings from continuing operations, excluding special items	$26.1	$28.6	$52.5	$52.7

(1)	We recorded costs of $33.2 million, pre-tax, associated with the tender of $323.0 million principal amount of the company’s 10-percent senior subordinated notes.

(2)	In 2005, taxing authorities developed a framework to treat cross-border transactions between the U.S. and Canada more consistently, so we reversed previously recorded income tax reserves of $4.8 million, net of other income tax adjustments.

(3)	We recorded a $4.1 million charge to income tax expense in the fourth quarter of 2005 for a planned repatriation of foreign funds in accordance with the American Jobs Creation Act of 2004.

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share data)

	Three months ended
	March 31,
	2007	2006
Sales	$264.2	$217.9
Cost of sales – shipping and handling	87.9	76.3
Cost of sales – products	111.7	76.6

Gross profit	64.6	65.0
Selling, general and administrative expenses	15.6	14.2

Operating earnings	49.0	50.8
Other (income) expense:
Interest expense	13.9	13.5
Other, net	—	(0.4)

Earnings before income taxes	35.1	37.7
Income tax expense	9.0	9.1

Net earnings	$26.1	$28.6

Basic net earnings per share	$0.80	$0.89
Diluted net earnings per share	$0.80	$0.88
Cash dividends per share	$0.32	$0.305
Basic weighted-average shares outstanding	32,578,962	32,121,621
Diluted weighted-average shares outstanding	32,767,941	32,375,610

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	March 31,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$35.4	$7.4
Receivables, net	116.9	114.0
Inventories	92.8	146.1
Other current assets	16.2	16.3
Property, plant and equipment, net	376.8	374.6
Intangible and other noncurrent assets	53.1	47.9

Total assets	$691.2	$706.3

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Total current liabilities	$104.0	$119.0
Long-term debt, net of current portion	564.2	582.4
Deferred income taxes and other noncurrent liabilities	68.5	70.0
Total stockholders’ equity (deficit)	(45.5)	(65.1)

Total liabilities and stockholders’ equity (deficit)	$691.2	$706.3

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Three months ended
	March 31,
	2007	2006
Net cash provided by operating activities	$80.4	$112.6

Cash flows from investing activities:
Capital expenditures	(8.9)	(9.3)
Purchase of a business	(7.6)	—
Other	—	(1.0)

Net cash provided by (used in) investing activities	(16.5)	(10.3)

Cash flows from financing activities:
Principal payments on long-term debt	(10.0)	(10.9)
Revolver activity	(16.2)	(31.0)
Dividends paid	(10.4)	(9.8)
Proceeds from stock option exercises	0.1	0.2
Excess tax benefits from stock option exercises	0.7	1.2
Other, net	—	(0.1)

Net cash used in financing activities	(35.8)	(50.4)

Effect of exchange rate changes on cash and cash equivalents	(0.1)	1.8

Net change in cash and cash equivalents	28.0	53.7
Cash and cash equivalents, beginning of period	7.4	47.1

Cash and cash equivalents, end of period	$35.4	$100.8

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)
Quarter Results

Three months ended March 31, 2007	Salt	Specialty Fertilizer	Corporate and Other(a)	Total

Sales to external customers	$229.9	$32.1	$2.2	$264.2
Intersegment sales	—	3.1	(3.1)	—
Cost of sales – shipping and handling costs	83.2	4.7	—	87.9
Operating earnings (loss)	48.1	7.7	(6.8)	49.0
Depreciation, depletion and amortization	7.3	2.4	0.2	9.9
Total assets	490.7	155.5	45.0	691.2

Three months ended March 31, 2006	Salt	Specialty Fertilizer	Corporate and Other(a)	Total

Sales to external customers	$190.2	$27.7	$—	$217.9
Intersegment sales	—	2.5	(2.5)	—
Cost of sales – shipping and handling costs(b)	72.1	4.2	—	76.3
Operating earnings (loss)	49.3	7.9	(6.4)	50.8
Depreciation, depletion and amortization	8.0	2.1	—	10.1
Total assets	526.6	145.4	29.7	701.7

(a)	“Corporate and Other” includes corporate entities, the records management business and eliminations. Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan, and other assets not allocated to the operating segments.

(b)	The salt segment includes $4.1million of insurance proceeds.